Exhibit 99.1

Patterson Companies Reports Improved Fourth Quarter

And Fiscal 2012 Operating Results

St. Paul, MN—May 24, 2012— Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $936,334,000 in the fourth quarter of fiscal 2012 ended April 28, an increase of 6% from $883,819,000 in the year-earlier period. Net income of $62,143,000 or $0.58 per diluted share included incremental expense of $0.04 per diluted share related to Patterson’s Employee Stock Ownership Plan (ESOP). Excluding this ESOP-related expense, fourth quarter earnings were $0.61 per diluted share. Patterson reported earnings of $62,707,000 or $0.53 per diluted share in the fourth quarter of fiscal 2011.

For fiscal 2012, consolidated sales were $3,535,661,000 up 4% from $3,415,670,000 in fiscal 2011. The additional sales week in the first quarter of fiscal 2011, which made that year a 53-week period, negatively affected fiscal 2012 sales growth by approximately two percentage points. Net income in fiscal 2012 of $212,815,000 or $1.92 per diluted share included ESOP-related expense of $0.13 per diluted share. Excluding this expense, earnings were $2.05 per diluted share. Earnings in fiscal 2011 were $225,385,000 or $1.89 per diluted share.

Sales of Patterson Dental, Patterson’s largest business, increased 4% from the year-earlier period to $598,862,000 in the fourth quarter.

•	Sales of consumable dental supplies and printed office products increased 3% in the fourth quarter.

•	Sales of dental equipment and software rose more than 6% from the year-earlier level, driven by a double-digit increase in sales of CEREC dental restorative systems.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, increased 6% from last year’s fourth quarter.

Fourth quarter sales of the Webster Veterinary unit increased 13% to $207,500,000, with the August 2011 acquisition of American Veterinary Supply Corporation, a full-service veterinary distributor located on Long Island, accounting for approximately 2% of the unit’s sales growth. Sales of Patterson Medical, the rehabilitation supply and equipment unit, rose 3% to $129,972,000.

Scott P. Anderson, president and chief executive officer, commented: “We are encouraged by Patterson’s improved fourth quarter results as each of our three businesses operated at planned levels despite persistently soft economic conditions. Within Patterson Dental, sales of consumable supplies increased for the fourth consecutive quarter, an indication of the continued strengthening of the overall North American dental market. We also are encouraged by the solid improvement in sales of dental equipment given the fact that equipment sales were particularly robust in the year-earlier period. In addition to mid-single digit sales growth of basic equipment, we benefited from strong demand for CEREC systems from new users. We believe this reflects the growing acceptance of CAD/CAM and other new digital technologies that are enabling dentists to strengthen productivity, generate additional income and improve clinical outcomes. To capitalize upon this growing market trend, which is still at an early stage, we will continue to focus our marketing initiatives on Patterson Dental’s industry-leading offerings of technology products.”

Anderson added: “Webster’s record fourth quarter sales growth was driven by robust demand for consumable supplies, including the new combination flea-tick-heartworm medication Trifexcis®. Despite the challenging economy, pet owners are increasing expenditures on veterinary care. Through its full-service platform, which includes equipment and a new technical service capability, our companion-pet veterinary unit is positioned to capitalize upon positive pet ownership and spending trends.”

He said: “Patterson Medical’s fourth quarter performance was paced by above-plan sales of consumables in the North American market. However, this unit’s equipment business continues to be affected by the uncertainty associated with changes in the U.S. health care system. We believe the impact of this situation will likely persist in fiscal 2013. However, Patterson Medical is positioned to take maximum advantage of worldwide demographic trends fueling the growth of the rehabilitation market. Consistent with its global business strategy, Patterson Medical acquired Australian-based Surgical Synergies Pty Ltd. in April, a $10.0 million distributor of physiotherapy, rehabilitation and mobility products that strengthens our previously established position in the Australian and New Zealand rehabilitation markets.”

Patterson repurchased approximately 1.2 million common shares during the fourth quarter under its 25 million share buyback authorization that expires in 2016. For the year, 12 million shares were acquired, with approximately 11 million shares remaining available for repurchase under this authorization. In addition, Patterson’s quarterly cash dividend was increased 17% to $0.14 per share in March, 2012, bringing the annual dividend rate to $0.56 per share. Including share repurchases and quarterly dividends, Patterson returned over $400 million to its shareholders in fiscal 2012.

Patterson issued financial guidance of $2.10 to $2.16 per diluted share for fiscal 2013. The comparability between fiscal 2013 and 2012 will not be affected by the difference in the level of ESOP expense, since that item is now fully grandfathered into Patterson’s ongoing cost structure.

ESOP Expense Reconcilliation Table

Dollars in thousands, except EPS

	Three Months Ended		Twelve Months Ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011
Net Income	$62,143	$62,707	$212,815	$225,385
Incremental ESOP Expense	3,496	—	13,867	—

Adjusted Net Income (non-GAAP)	$65,639	$62,707	$226,682	$225,385

Diluted Earnings Per Share	$0.58	$0.53	$1.92	$1.89
Incremental ESOP expense	0.03		0.13

Adjusted Earnings Per Share (non-GAAP)	$0.61	$0.53	$2.05	$1.89

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

# # #

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4538441.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011
Net sales	$936,334	$883,819	$3,535,661	$3,415,670

Gross profit	313,721	303,949	1,162,514	1,144,225

Operating expenses	210,870	199,824	804,505	768,217

Operating income	102,851	104,125	358,009	376,008

Other expense, net	(8,804)	(5,643)	(28,197)	(20,121)

Income before taxes	94,047	98,482	329,812	355,887

Income taxes	31,904	35,775	116,997	130,502

Net income	$62,143	$62,707	$212,815	$225,385

Earnings per share:
Basic	$0.59	$0.53	$1.93	$1.91
Diluted	$0.58	$0.53	$1.92	$1.89

Shares:
Basic	105,865	117,529	110,121	118,290
Diluted	106,708	118,269	110,846	119,066

Dividends declared per common share	$0.14	$0.12	$0.50	$0.42

Gross margin	33.5%	34.4%	32.9%	33.5%

Operating expenses as a % of net sales	22.5%	22.6%	22.8%	22.5%

Operating income as a % of net sales	11.0%	11.8%	10.1%	11.0%

Effective tax rate	33.9%	36.3%	35.5%	36.7%

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 28,	April 30,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$573,781	$388,665
Receivables, net	464,869	465,170
Inventory	319,952	336,094
Prepaid expenses and other current assets	44,911	40,780

Total current assets	1,403,513	1,230,709

Property and equipment, net	195,465	189,583
Goodwill and other intangible assets	1,022,809	1,022,832
Investments and other	117,581	121,844

Total Assets	$2,739,368	$2,564,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$207,915	$210,033
Other accrued liabilities	196,733	157,398
Current maturities of long-term debt	125,000	—

Total current liabilities	529,648	367,431

Long-term debt	725,000	525,000
Other non-current liabilities	109,518	111,997

Total liabilities	1,364,166	1,004,428

Stockholders’ equity	1,375,202	1,560,540

Total Liabilities and Stockholders’ Equity	$2,739,368	$2,564,968

-more-

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011
Consolidated Net Sales
Consumable and printed products	$616,487	$578,930	$2,312,309	$2,232,876
Equipment and software	243,352	232,474	930,601	900,846
Other	76,495	72,415	292,751	281,948

Total	$936,334	$883,819	$3,535,661	$3,415,670

Dental Supply
Consumable and printed products	$331,054	$320,536	$1,263,515	$1,253,224
Equipment and software	201,321	189,626	768,633	734,749
Other	66,487	62,958	255,727	248,083

Total	$598,862	$573,120	$2,287,875	$2,236,056

Rehabilitation Supply
Consumable and printed products	$90,769	$87,281	$363,004	$348,641
Equipment and software	32,107	33,045	123,649	131,776
Other	7,096	6,432	26,687	24,317

Total	$129,972	$126,758	$513,340	$504,734

Veterinary Supply
Consumable and printed products	$194,664	$171,113	$685,790	$631,011
Equipment and software	9,924	9,803	38,319	34,321
Other	2,912	3,025	10,337	9,548

Total	$207,500	$183,941	$734,446	$674,880

Other (Expense) Income, net
Interest income	$1,176	$1,082	$4,954	$8,200
Interest expense	(9,463)	(6,341)	(30,343)	(25,840)
Other	(517)	(384)	(2,808)	(2,481)

	$(8,804)	$(5,643)	$(28,197)	$(20,121)

-more-

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 28,	April 30,
	2012	2011
Operating activities:
Net income	$212,815	$225,385
Depreciation & amortization	42,209	41,339
Stock-based compensation	12,615	10,481
ESOP compensation	756	2,128
Change in assets and liabilities, net of acquired	52,763	(16,721)

Net cash provided by operating activities	321,158	262,612
Investing activities:
Additions to property and equipment, net of disposals	(29,650)	(36,822)
Acquisitions and equity investments	(22,620)	(52,187)

Net cash used in investing activities	(52,270)	(89,009)
Financing activities:
Dividends paid	(54,741)	(49,992)
Share repurchases	(362,379)	(97,153)
Proceeds from issuance of long-term debt	325,000	—
Other financing activities	14,061	13,923

Net cash used in financing activities	(78,059)	(133,222)
Effect of exchange rate changes on cash	(5,713)	7,693

Net increase in cash and cash equivalents	$185,116	$48,074